EXHIBIT 99.1

The table below specifies the date of the transaction, number of shares, weighted-average price per share and range of price per share of the common shares of Canadian National Railway Company sold by Melinda French Gates during the past sixty days. All transactions were effected in the open market through brokers. The reporting person making such transactions undertakes to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in the table below.

		Weighted Average	Range of Price per Share ($)
Date of Transaction	Number of Shares Sold	Price per Share ($)	Low	High
12/07/2021	364,358	131.8161	131.0000	131.9900
12/07/2021	41,812	132.1438	132.0000	132.3600
12/08/2021	189,167	129.6722	128.8900	129.8850
12/08/2021	37,462	129.9203	129.8900	130.3900
12/08/2021	9,600	131.3481	130.9700	131.6600
12/09/2021	254,348	129.2253	128.6300	129.6250
12/09/2021	3,469	129.6344	129.6300	129.6500
12/10/2021	93,599	129.2462	128.9600	129.6800
12/13/2021	278,490	125.3032	124.6300	125.6200
12/13/2021	26,185	125.7487	125.6300	126.5800
12/13/2021	1,425	126.9051	126.6700	127.4800
12/13/2021	121,800	127.7916	127.7450	128.4700
12/14/2021	520,540	125.6667	124.9100	125.9050
12/14/2021	505,749	126.1240	125.9100	126.5200
12/15/2021	165,361	126.7935	126.1900	127.1850
12/15/2021	728,364	127.8596	127.1900	128.1800
12/15/2021	65,989	128.2943	128.1900	128.4500
12/16/2021	32,494	128.5477	127.7400	128.7350
12/16/2021	195,487	129.1313	128.7400	129.7300
12/16/2021	16,148	129.8013	129.7400	129.9200